EXHIBIT 99


                 SUBSIDIARIES OF THE KROGER CO.


     Dillon Companies, Inc.
     Gateway Freightline, Inc.
     Peyton's-Southeastern, Inc.


             SUBSIDIARIES OF DILLON COMPANIES, INC.


     City Market, Inc.
     Delight Distributing & Sales Co., Inc.
     Dillon Real Estate Co., Inc.
     Fry's Food Stores of Arizona, Inc.
     Fry's Leasing Company, Inc.
     Jackson Ice Cream Co., Inc.
     Junior Food Stores of West Florida, Inc.
        (dba Tom Thumb Food Stores)
     Kwik Shop, Inc.
     Loaf 'N Jug, Inc.
     Mini Mart, Inc.
     Quik Stop Markets, Inc.
     Time Saver Stores, Inc.
     Wells Aircraft, Inc.














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